UNITED STATES
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April 2023

Dear IBM Stockholder,

As the independent Lead Director and the Chairs of the Committees of the IBM Board of Directors, we are writing to you on behalf of the entire Board to thank you for your support and your investment in IBM and to share our perspective on the Company and the Board’s role in driving long-term stockholder value. IBM’s business is growing and gaining momentum – all while ensuring that sound governance and executive compensation practices are in place and transparent to you, our stockholders.

Building a Stronger IBM

With your Board’s oversight, in 2022 IBM continued to take meaningful action to strengthen its position as a leader in hybrid cloud and AI, the two most transformational technologies of our time. Notable achievements in 2022 include:

•	Delivering $60.5 billion of revenue, with broad-based growth and over 70% of revenue coming from higher growth Software and Consulting segments;
•	Generating $10.4 billion of cash from operations;
•	Continuing to invest in future growth, including over $2 billion spent to acquire 8 companies across Software and Consulting that expand IBM’s hybrid cloud and AI offerings and capabilities; and
•	Raising the dividend for the 27th consecutive year – IBM’s 107th straight year of providing one – returning nearly $6 billion to stockholders.

In 2023, IBM is well positioned to deliver long-term value to you, our stockholders.

IBM Impact

Corporate responsibility has been a hallmark of IBM’s culture for more than a century and the Board is actively engaged to oversee the Company’s ESG efforts. With a balanced approach, IBM aspires to make a lasting, positive impact in business ethics, our environment, and the communities in which we work and live.

In 2022, we continued our long-standing commitment to transparency by publishing IBM Impact, our consolidated ESG report that reflects how the company aspires to create a more sustainable, equitable and ethical future.

Committed, Responsive Board

IBM is committed to listening to our investors. We have a robust stockholder engagement program that includes participation by the Lead Director, as well as the Chairman and CEO and other members of senior management. Your feedback is integral to the Board’s decision-making process and informs the Company’s policies, practices and disclosures.

Collectively, we bring diverse knowledge, perspectives and insights from our experiences outside of IBM so that we are well-positioned to effectively oversee IBM’s business and strategy. We are active and engaged and have an established history of responding to stockholder proposals that receive majority support. In line with this history, earlier this year and at the Board’s direction, IBM released a report responsive to the majority-supported stockholder proposal from the 2022 Annual Meeting on the Company’s use of concealment clauses.

Strong Leadership Structure: Vote AGAINST Item of Business 5

One of the Board’s most important tasks is to ensure that IBM’s leadership serves the best interests of the Company and its stockholders. As a Board, we regularly evaluate the appropriate leadership structure for IBM to ensure that it has the optimal structure, recognizing that different structures may be appropriate under different circumstances. At this time, the Board believes that its leadership structure of Arvind Krishna as Chairman and Chief Executive Officer and Alex Gorsky as our independent Lead Director is in the best interests of IBM and its stockholders. This structure strikes the right balance by promoting a clear, unified vision for the Company’s strategy, providing the leadership critical for effectively and efficiently implementing the actions needed to ensure strong performance over the long term, while ensuring independent oversight by the Board and the Lead Director. The Lead Director role has a robust set of core responsibilities and provides effective independent oversight at all times, including by leading the annual Board self-evaluation. IBM’s strong, independent Board and commitment to good corporate governance adds further support to the Board leadership structure.

Commitment to Pay for Performance: Vote FOR Item of Business 3

Our compensation strategy, with significant pay at risk, aligns with IBM’s growth strategy and investor expectations for 2023 and beyond. Our senior executive pay is heavily weighted to IBM’s performance through the annual and long-term incentive programs, with targets set at challenging levels consistent with IBM’s financial model as shared with investors.

The Board continues to incorporate valuable stockholder feedback into ongoing executive compensation program decisions. In our discussions with investors representing more than 43% of the shares that voted on Say on Pay at the 2022 Annual Meeting, investors reaffirmed their support for the Company’s compensation policies and programs, which focus on long-term financial performance that drives stockholder value.

For these reasons and those discussed in more detail in our Proxy Statement, the Board believes that our compensation policies and practices are aligned with the interests of our stockholders and designed to reward for performance.

We are proud of IBM’s latest achievements, including the enhancements that we have made to our governance, compensation and ESG programs, many of which have resulted from your feedback. We hope to receive your support on all of the Board’s recommendations in IBM’s 2023 Proxy Statement.

Sincerely,

/s/ Alex Gorsky	/s/ Peter R. Voser

Alex Gorsky	Peter R. Voser
IBM’s Lead Director	Chair of IBM’s Audit Committee

/s/ Andrew N. Liveris	/s/ Frederick H. Waddell

Andrew N. Liveris	Frederick H. Waddell
Chair of IBM’s Directors and Corporate	Chair of IBM’s Executive Compensation
Governance Committee	and Management Resources Committee

Spring 2023 IBM Investor Update

Our Strategy Hybrid Cloud and AI 2 STRATEGY © 2023 IBM Corporation Our differentiation – Hybrid Cloud and AI focus with platform-centric approach – Integrated value proposition – Competitively positioned with significant market opportunity – Deep industry expertise and ability to transform enterprises end to end Our actions – Portfolio optimization – Investments in skills and innovation – Simplified go-to-market and more technical and experiential selling – Ecosystem expansion – Growth-oriented culture Our model – Sustainable revenue growth – Strong cash generation – Higher ROIC – Capital allocation supporting investment and shareholder return

IBM Approach for Hybrid Cloud & AI 3 Secure everywhere STRATEGY Red Hat Hybrid Cloud Platform Development, Security and Operational Services Public Clouds AWS • Azure Others Enterprise Infrastructure IBM Infrastructure Edge zSystems • Distributed Infrastructure (IBM Cloud, Power, Storage) Infrastructure Support Business Transformation Technology Consulting Application Operations IBM Consulting System Integrator Partners IBM Software Automation • Data & AI Software and SaaS Partners IBM Cloud Paks Security • Transaction Processing OpenShift • Red Hat Enterprise Linux Ansible Automation Platform Our Platform Approach © 2023 IBM Corporation

@ 2023 IBM Corporation Improved Portfolio Mix and Growth Profile 4 STRATEGY – Executed divestitures of non-core assets and separation of Kyndryl* – Organic investments in technology and talent, including adding tens of thousands of consultants and technical skills – Completed ~30 acquisitions since early 2020 *In November 2021, separated managed infrastructure services business to publicly traded company, Kyndryl Over 70% of our revenue now comes from higher-growth software and consulting businesses, up from ~55% in 2020 2022 Revenue Mix Software 42% Consulting 32% Infrastructure 25% Financing 1% >70% Higher growth

2022 Performance Highlights © 2023 IBM Corporation 5 Our model – Sustainable revenue growth – Strong cash generation – Higher ROIC – Capital allocation supporting investment and shareholder return STRATEGY Our results – Delivered $60.5B of revenue with broad-based growth, up 6% (12% at constant currency), including ~4 points from Kyndryl – A solid and growing recurring revenue base represents over 50% of revenue – Over 70% of revenue from higher-growth Software and Consulting segments – Key segments grew at high end of their models or above for the year – Generated cash from operations of $10.4 billion and consolidated free cash flow* of $9.3 billion, with free cash flow realization over 100% – Exited year with healthy cash balance of $8.8 billion, including marketable securities – Continued organic and inorganic investments in hybrid cloud and AI, including 8 acquisitions while divesting non-core assets – Returned ~$6 billion to stockholders and raised IBM’s quarterly dividend for the 27th consecutive year *Non-GAAP financial metric

IBM’s Compensation Practices align with IBM’s growth strategy and investor expectations: 1. Accelerate our Hybrid Cloud and AI revenue growth strategy 2. Generate cash flow growth for increased investment and shareholder return 3. Advance our best-in-class culture of diversity and inclusion through the diversity modifier 50% 50% + Diversity Modifier Operating Cash Flow** Revenue Metrics and Weightings 30% 30% 40% Free Cash Flow* Operating EPS* Revenue Annual Incentive Program Performance Share Units + Return on Invested Capital Modifier © 2023 IBM Corporation Metrics and Weightings Reinforcing IBM’s Shareholder Commitments COMPENSATION IBM’s compensation practices align with IBM’s growth strategy and investor expectations: 1. Accelerate our Hybrid Cloud and AI revenue growth strategy 2. Generate cash flow growth for increased investment and shareholder return 3. Advance our best-in-class culture of diversity and inclusion through the diversity modifier 6 *Non-GAAP financial metric **Net Cash from Operating Activities, excluding Global Financing receivables

For 2022, at target, 77%, or $14M of CEO pay was at risk and subject to attainment of rigorous performance goals 24% Short Term (4.5M) 8% Base Salary ($1.5M) 16% Annual Incentive ($3.0M) Target: 200% of Base Salary 75% Long Term ($13.75M) 45% Performance Share Units ($8.25M) 15% Stock Options ($2.75M) 15% Restricted Stock Units ($2.75M) Compensation Aligns with High-Value Business Model ~77% AT-RISK ($14M) Mr. Krishna’s IBM stock holdings exceed the CEO holding requirement of 10x base salary, aligning CEO compensation with shareholders’ interests. Target (100%) 81 100 85 98 116 0 50 100 150 2018 2019 2020 2021 2022 CEO ANNUAL INCENTIVE AWARD AS % OF TARGET* *2020, 2021, and 2022 pertains to Mr. Krishna and prior years pertain to Mrs. Rometty. 99 90 71 62 65 0 50 100 150 2016-18 2017-19 2018-20 2019-21 2020-22 Target (100%) LONG-TERM PERFORMANCE SHARE UNIT PAYOUTS AS % OF TARGET Payouts in both the annual and long-term programs reflect rigorous performance goals © 2023 IBM Corporation 7 COMPENSATION

Building the Right Board Optimal Mix of Skills and Experience Independent and Diverse Board 2019 2020 2021 MARTHA POLLACK F. WILLIAM MCNABB III MICHELLE HOWARD THOMAS BUBERL ARVIND KRISHNA ALFRED ZOLLAR Diversity Average Tenure Independence 92% 33% Diverse 4 > 10 years <5 5 years -10 years 5.9 years 6 2 © 2023 IBM Corporation Active Board Refreshment 11 1 50% 6 out of 12 director nominees were first elected to our Board in the past 4 years IBM’s directors collaboratively contribute significant experience in the areas most relevant to overseeing the Company’s business and strategy. The skills and experience of our Board include, but is not limited to: • Industry leaders with deep executive and oversight experience; • Global operational experience to oversee a business of IBM’s scale, scope, and complexity; • Technology, cybersecurity and digital transformation experience; • Key insight into IBM’s regulatory environment; and • Diversity of backgrounds and experiences. BOARD & GOVERNANCE 8

Board of Directors

BOARD & GOVERNANCE



DIRECTOR	Thomas Buberl	David N. Farr	Alex Gorsky	Michelle J. Howard	Arvind Krishna	Andrew N. Liveris	F. William McNabb III	Martha E. Pollack	Joseph R. Swedish	Peter R. Voser	Frederick H. Waddell	Alfred W. Zollar
Client Industry Expertise	Financial Services	Manufacturing	Healthcare	Government	Information Technology	Chemicals	Financial Services	Research & Development	Healthcare	Energy	Financial Services	Information Technology
Organizational Leadership & Management	●	●	●	●	●	●	●	●	●	●	●	●
Global Operations	●	●	●	●	●	●	●	●	●	●	●	●
CFO										●		
Specific Risk Oversight/Risk Management Exposure	●	●	●	●	●	●	●	●	●	●	●	●
Technology, Cybersecurity or Digital	●	●	●	●	●	●	●	●	●	●	●	●
Academia				●				●				
Government/Regulatory, Business Associations or Public Policy	●	●	●	●	●	●	●	●	●	●	●	●
Public Board	●	●	●		●	●	●		●	●	●	●
Year Elected to IBM Board	2020	2012	2014	2019	2021	2010	2019	2019	2017	2015	2017	2021
Gender Identity	Male	Male	Male	Female	Male	Male	Male	Female	Male	Male	Male	Male
Race and/or Ethnicity	White/ Caucasian	White/ Caucasian	White/ Caucasian	Black/African American	Asian/ Pacific Islander	White/ Caucasian	White/ Caucasian	White/ Caucasian	White/ Caucasian	White/ Caucasian	White/ Caucasian	Black/African American
Born Outside the U.S.	●				●	●				●		

INDUSTRY EXPERTISE: Financial Services: Manufacturing: Healthcare: Government: Information Technology: Chemicals: Research & Development: Energy:

@ 2023 IBM Corporation

9

@ 2023 IBM Corporation Equitable Impact IBM Impact We aspire to make a lasting, positive Impact in business ethics, our environment, and the communities in which we work and live. ENVIRONMENTAL, SOCIAL & GOVERNANCE Ethical Impact Environmental Impact • For the fifth year in a row, IBM has been named one of the World’s Most Ethical Companies for its unwavering commitment to business integrity according to Ethisphere, a global leader in defining and advancing the standards of ethical business practices • IBM’s AI Ethics Board continued to infuse the company’s principles into business and product decision-making and lead advocacy for tech ethics externally with the Rome Call for AI Ethics and the Notre Dame-IBM Tech Ethics Lab • Co-founded the Responsible Computing consortium which created a framework for trustworthy IT and sustainability • Collaborated with over 20 HBCUs on IBM Cybersecurity Centers to advance STEM-based opportunities for traditionally underrepresented communities • Year-over-year increase of representation for women globally and Black and Hispanic employees in the US as a result of IBM’s diversity practices • Eight D&I Communities with over 200 Business Resource Groups spanning 52 countries • Reduced operational greenhouse gas emissions 61.6% in 2021 against base year 2010, adjusted for acquisitions and divestitures • Launched the IBM Sustainability Accelerator, a global pro bono social impact program with a focus on vulnerable populations • Held the first annual Supplier Sustainability Leadership Forum focused on energy efficiency 10

Voting Item 5: Independent Board Chair The Board recommends a vote AGAINST Voting Item 6: Public Report on Lobbying Activities The Board recommends a vote AGAINST – Independent third parties consistently recognize IBM as a leader in lobbying and political spending disclosure – IBM already provides the disclosure requested by this proposal – IBM has established clear oversight over such activities and expenditures through numerous written corporate policies, instructions, and guidelines, all of which are available on IBM’s public policy website – IBM does not make political contributions of any kind, directly or indirectly, to political parties, candidates or PACs 11 – IBM’s Lead Director role is robust and ensures effective independent oversight at all times – This leadership structure promotes consistent, unified vision for the Company’s strategy which is essential to long-term success – The full Board reviews our leadership structure annually to ensure the allocation of responsibilities remains appropriate – The Board’s flexibility to determine the appropriate Board leadership structure is essential © 2023 IBM Corporation PROPOSALS

Voting Item 7: Public Report on Congruency of China Business Operations and ESG Activities The Board recommends a vote AGAINST Voting Item 8: Public Report on Harassment and Discrimination Prevention Efforts The Board recommends a vote AGAINST – IBM has already issued a report responsive to the concerns of this proposal – IBM does not tolerate discrimination or harassment and has clear policies, procedures, and practices in place to protect and support IBMers – IBM does not require concealment clauses and IBMers are free to discuss the terms and conditions of their employment – IBM has strong board oversight of risk related to harassment, discrimination, and other unlawful acts 12 – IBM adheres to the law across all of the countries where we do business, including government controls on the export and use of certain technologies – IBM complies with all laws related to human rights and forced labor, including the US Uyghur Forced Labor Prevention Act – IBM practices the highest level of social, environmental and ethical responsibility in our global supply chains – IBM has robust processes in place to ensure that our technology is not used in ways that would conflict with our values, our commitment to uphold basic human rights and freedoms, and our long-standing focus on responsible stewardship of powerful innovations © 2023 IBM Corporation PROPOSALS

We Request Your Support at the 2023 Annual Meeting of Stockholders ❌AGAINST Stockholder Proposal to Have an Independent Board Chair ❌AGAINST Stockholder Proposal Requesting a Public Report on Lobbying Activities ❌AGAINST Stockholder Proposal Requesting a Public Report on Congruency in China Business Operations and ESG Activities ❌AGAINST Stockholder Proposal Requesting a Public Report on Harassment and Discrimination Prevention Efforts 13 FOR Election of all Twelve Director Nominees FOR Ratification of PricewaterhouseCoopers LLP as IBM’s Independent Registered Public Accounting Firm FOR Advisory Vote on Executive Compensation EVERY YEAR Advisory Vote regarding the Frequency of the Advisory Vote on Executive Compensation The Board asks that you vote: © 2023 IBM Corporation PROPOSALS

© 2023 IBM Corporation

Forward-Looking Statements, Non-GAAP and Other Information @ 2023 IBM Corporation Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s current assumptions regarding future business and financial performance. Those statements by their nature address matters that are uncertain to different degrees. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC, from the IBM website, or from IBM Investor Relations. Any forward-looking statement made during this presentation speaks only as of the date on which it is made. The company assumes no obligation to update or revise any forward-looking statements except as required by law; these charts and the associated remarks and comments are integrally related and are intended to be presented and understood together. References to revenue impacts from sales to Kyndryl are incremental sales post-separation. In an effort to provide additional and useful information regarding the company’s financial results and other financial information, as determined by generally accepted accounting principles (GAAP), these materials contain non-GAAP financial measures on a continuing operations basis, including revenue growth rates adjusted for constant currency. Free cash flow is presented on a consolidated basis, which includes activity from discontinued operations. The rationale for management’s use of this non-GAAP information is included on page 6 and 34 of the company’s 2022 Annual Report, which is Exhibit 13 to the Form 10-K submitted with the SEC on February 28, 2023. For reconciliation of these non-GAAP financial measures to GAAP and other information, please refer to pages 17 and 34 of the company’s 2022 Annual Report. Note: For the 2020–2022 performance period, Return on Invested Capital (ROIC) equals consolidated net operating profits after tax (consolidated GAAP net income plus after-tax interest expense) excluding the settlement charge resulting from the U.S. pension risk transfer, divided by the sum of the average debt and average total stockholders’ equity over the period, excluding goodwill associated with the Red Hat acquisition. In September 2022, IBM transferred $16 billion of its defined benefit pension obligations and related plan assets to two insurers. A non-cash settlement charge of $4.4 billion net of tax related to this transfer was excluded given its unique and non-recurring nature. Due to the significant nature of the Red Hat acquisition, the Company utilizes a computation of ROIC excluding goodwill associated with the acquisition. The goodwill that was generated is primarily attributable to the assembled workforce of Red Hat and the increased synergies expected to be achieved over time from the integration of Red Hat products into the Company’s various integrated solutions. 15

[E-MAIL]

Dear IBM Senior Leaders:

Re: Voting Your IBM Shares for the 2023 Annual Meeting

I am writing to remind you to make sure to vote all of your IBM shares for the 2023 Annual Meeting. By now you should have received a copy of IBM’s 2023 Proxy Statement along with the proxy card or notice of Internet availability of proxy materials. If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker. We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have. Please make sure to vote all of the proxy voting cards that you receive or follow the instructions on the notice of Internet availability of proxy materials, if applicable.

As you know, over the last three years, we have sharpened our focus on IBM’s unique ability to integrate technology and business expertise for our clients and our partners. We are using our hybrid cloud and AI capabilities to help clients accelerate digital transformations and turn business challenges into opportunities. Throughout 2022 we executed against our strategy and delivered more than $60 billion in revenue, up 6% year-to-year. We generated cash from operating activities of $10.4 billion, and returned nearly $6 billion to our stockholders through our dividend, which we increased for the 27th consecutive year. As we rapidly expand our global ecosystem of partners and leverage changes to our go-to-market model to drive our hybrid cloud and AI strategy, your Company is well positioned to deliver growth this year and greater value to stockholders.

As you see in the Proxy Statement, the Board recommends a vote:

•	FOR Item of Business 1: Election of our Directors
•	FOR Item of Business 2: Ratification of our Independent Accounting Firm
•	FOR Item of Business 3: Say on Pay Proposal
•	EVERY YEAR Item of Business 4: Frequency of the Advisory Vote on Executive Compensation
•	AGAINST Item of Business 5: Stockholder Proposal to Have an Independent Chairman
•	AGAINST Item of Business 6: Stockholder Proposal Requesting a Public Report on Lobbying Activities
•	AGAINST Item of Business 7: Stockholder Proposal Requesting a Public Report on Congruency in China Business Operations and ESG Activities
•	AGAINST Item of Business 8: Stockholder Proposal Requesting a Public Report on Harassment and Discrimination Prevention Efforts

For the reasons explained in our Proxy Statement, we believe that such votes are in the best interests of our Company and its stockholders. It is important that you show your support for IBM and vote your shares.

•	If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•	If you hold your shares in street name (e.g., Morgan Stanley, TD Ameritrade, Charles Schwab, or another financial institution), IBM cannot access your account or provide you with a replacement voting instruction form. In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

If you have already voted all of your shares, there is no need to contact us and no further action is required on your part. In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow-up mailing that includes a proxy voting card.

You may also find additional information at http://www.ibm.com/investor/proxyinformation. If you do not receive a copy of the Proxy Statement or notice of Internet availability of proxy materials by Tuesday, April 11, 2023, please contact Bob Wilt at infoibm@us.ibm.com. Please do not hesitate to call me at 914-499-xxxx or email me at xxxxxxxxx@us.ibm.com if you have questions or comments.

Sincerely,

/s/ Frank Sedlarcik

Frank Sedlarcik

Vice President and Secretary